Exhibit 99.1

February 6, 2013

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel Corp. Announces Completion of At-The-Market Equity Offering

CLAYTON, Mo. (February 6, 2013) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced the completion of the sale of shares of its common stock under the at-the-market equity offering announced on May 10, 2011.  FutureFuel sold an aggregate 3,000,000 shares in open market trading under this program for aggregate gross proceeds of approximately $37.2 million, resulting in net proceeds of approximately $36.1 million after deducting commissions and fees.  This offering served to increase the number of outstanding shares of FutureFuel’s common stock, thereby increasing trading liquidity.  Stifel, Nicolaus & Company, Incorporated served as the sales agent under the offering.

FutureFuel intends to use the net proceeds from the offering for general corporate purposes.

FutureFuel has no plans at this time to undertake further at-the-market offerings of its common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy FutureFuel’s common stock nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

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